Exhibit 99.1

Final: For Release	Company Contact:
Ronald Ristau
Chief Operating Officer
Chief Financial Officer
(212) 884-2000

Investor/Media Contact:
Integrated Corporate Relations
(203) 682-8200
Investor: Allison Malkin
Media: Kellie Baldyga

NEW YORK & COMPANY, INC. REPORTS NOVEMBER SALES RESULTS

New York, New York — November 30, 2006 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 568 stores, announced today that total net sales for the four-week period ended November 25, 2006 increased 2.3% to $113.8 million, as compared to $111.2 million in the prior year period. Comparable store sales decreased 2.8% for the four-week period, as compared to a comparable store sales increase of 12.9% in the prior year period.

Total net sales for the forty-three week year-to-date period ended November 25, 2006 increased 3.0% to $916.7 million, as compared to $890.2 million in the prior year period. Comparable store sales decreased 4.1% for the forty-three week period, as compared to an increase of 1.9% in the prior year period.

Richard P. Crystal, Chairman and CEO stated: “November sales were below our expectations, as we were unable to surpass last year’s double digit comparable store sales gain.  Comparable store sales were basically flat through the first two weeks of November offset by weak performance of cold weather merchandise during the latter half of the month.  We fully expect promotional activity for the industry to continue to build throughout December and our primary focus will be to balance our promotional activities with our goal of protecting profits during this important quarter.”

The Company opened eight new stores in November, ending the month with 568 stores and 3.4 million selling square feet in operation.

Conference Call Information

To listen to New York & Company’s pre-recorded November sales message beginning today, Thursday, November 30, 2006 at 8:00 am EST, please dial (888) 203-1112 followed by the conference identification number #1785143.

Forward-Looking Statements: This press release contains certain forward-looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict” and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to:  (i) our ability to open and operate stores successfully; (ii) seasonal fluctuations in our business; (iii) our ability to anticipate and respond to fashion trends and launch new product lines successfully; (iv) general economic conditions, consumer confidence and spending patterns; (v) our dependence on mall traffic for our sales; (vi) the susceptibility of our business to extreme and/or unseasonable weather conditions; (vii) our ability to retain and recruit key personnel; (viii) our reliance on third parties to manage some aspects of our business; (ix) changes in the cost of raw materials, distribution services or labor; (x) our reliance on foreign sources of production; (xi) the potential impact of natural disasters and health concerns relating to outbreaks of widespread diseases, particularly on manufacturing operations of our vendors; (xii) the ability of our manufacturers to manufacture and deliver products in a timely manner while meeting our quality standards; (xiii) our ability to successfully integrate acquired businesses into our existing business; (xiv) our reliance on manufacturers to maintain ethical business practices; (xv) our ability to protect our trademarks and other intellectual property rights; (xvi) our ability to maintain and our reliance on our information systems infrastructure; (xvii) our dependence on the success of our brand; (xviii) competition in our market, including promotional and pricing competition; (xix) our reliance on the effective use of customer information; (xx) the effects of government regulation; (xxi) the control of our company by our sponsors; and (xxii) other risks and uncertainties as described in our documents filed with the SEC, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.  We undertake no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

About New York & Company, Inc.

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel. The Company’s proprietary branded New York & Company ™ merchandise is sold exclusively through its national network of New York & Company retail stores and online at www.nyandcompany.com. The Company currently operates 568 retail stores in 45 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.